Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007

SAN DIEGO, CA March 5, 2008 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the fourth quarter and year ended December 31, 2007.

ACADIA reported a net loss of $17.0 million, or $0.46 per common share, for the fourth quarter of 2007 compared to a net loss of $12.5 million, or $0.42 per common share, for the fourth quarter of 2006. For the year ended December 31, 2007, ACADIA reported a net loss of $56.4 million, or $1.60 per common share, compared to a net loss of $45.0 million, or $1.61 per common share, for 2006.

At December 31, 2007, ACADIA’s cash, cash equivalents, and investment securities totaled $126.9 million compared to $83.3 million at December 31, 2006. The increase in cash was primarily due to proceeds from sales of equity securities in 2007, including $96.1 million raised in a follow-on public offering, partially offset by cash used to fund ACADIA’s operations.

“2007 was an outstanding year for ACADIA, highlighted by the initiation of our Phase III program with pimavanserin for Parkinson’s disease psychosis, positive results from our Phase II schizophrenia co-therapy trial with pimavanserin, completion of enrollment in our Phase IIb schizophrenia trial with ACP-104, and the strengthening of our balance sheet through our successful financing,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We expect to build on this momentum during 2008 by continuing to advance our development pipeline and executing on our strategy to develop and commercialize pimavanserin together with a strategic partner.”

Revenues totaled $1.6 million for the fourth quarter of 2007 compared to $1.8 million for the fourth quarter of 2006, and were comprised of revenues earned from ACADIA’s collaborations with Allergan, Inc. and Sepracor Inc. as well as its agreements with other parties.

Research and development expenses totaled $17.3 million for the fourth quarter of 2007, including $306,000 in stock-based compensation, compared to $12.8 million for the fourth quarter of 2006, including $449,000 in stock-based compensation. The increase in research and development expenses was primarily due to increased clinical trial costs in ACADIA’s advanced proprietary programs, including costs associated with its Phase IIb schizophrenia trial with ACP-104 in which patient enrollment was completed in December. The increase in expenses was primarily attributable to $4.1 million in increased fees paid to external service providers, which totaled $10.4 million for the fourth quarter of 2007.

General and administrative expenses totaled $3.0 million for the fourth quarter of 2007, including $387,000 in stock-based compensation, compared to $2.5 million for the fourth quarter of 2006, including $371,000 in stock-based compensation. The increase in general and administrative expenses was primarily due to increased personnel and other administrative costs.

2007 and Recent Highlights

Pimavanserin as a Treatment for Parkinson’s Disease Psychosis (PDP)

•

ACADIA continues to enroll patients in its first pivotal Phase III trial with pimavanserin as a treatment for PDP. This double-blind, placebo-controlled trial was initiated in June 2007 and is designed to evaluate the safety and efficacy of pimavanserin in approximately 240 patients with PDP.

•	ACADIA has completed preparations for its second pivotal Phase III trial with pimavanserin as a treatment for PDP and expects to initiate this trial during March.

•

ACADIA is currently conducting an open-label extension study pursuant to which eligible patients who have completed either of the pivotal Phase III trials will have the opportunity to enroll if, in the opinion of the physician, the patient may benefit from continued treatment with pimavanserin.

•

ACADIA also is continuing to conduct an open-label extension study in connection with its earlier Phase II PDP trial, pursuant to which 24 patients have been treated with pimavanserin for at least one year, 12 of whom have been treated for two years.

Pimavanserin as a Co-Therapy for Schizophrenia

•

Herbert Y. Meltzer, M.D., presented data from ACADIA’s Phase II schizophrenia co-therapy trial with pimavanserin at the 46th Annual Meeting of the American College of Neuropsychopharmacology in December 2007. The data confirmed the top-line results ACADIA reported in March 2007 and demonstrated several advantages of co-therapy with pimavanserin and a sub-maximal dose of risperidone, which include an enhanced efficacy, a faster onset of antipsychotic action, and an improved side effect profile, including less weight gain.

•

Murray Rosenthal, D.O., presented data from ACADIA’s Phase II schizophrenia co-therapy trial at the 14th Biennial Winter Workshop on Schizophrenia and Bipolar Disorders in February 2008. The presentation included new data from this trial showing that patients in the co-therapy arm combining pimavanserin with a sub-maximal dose of risperidone (2 mg) had significantly less increase from baseline in serum glucose levels after treatment compared to patients in the risperidone (6 mg) plus placebo arm.

•

ACADIA presented data at the 37th Annual Meeting of the Society for Neuroscience in November 2007 showing that pimavanserin increases the potency of a number of the most commonly used atypical antipsychotic agents in animal models predictive of antipsychotic efficacy and reverses the adverse effects of these agents on cognitive function.

ACP-104 as a Stand-Alone Treatment for Schizophrenia

•

ACADIA completed enrollment of 248 patients in its Phase IIb clinical trial with ACP-104 in December 2007, significantly ahead of schedule. This double-blind, placebo-controlled trial was initiated in June 2007 and is designed to evaluate the safety and efficacy of ACP-104 in patients with schizophrenia. The treatment phase of this clinical trial has now been completed and ACADIA remains on track to report top-line results from this study during the second quarter of 2008.

•

ACADIA presented data at the 37th Annual Meeting of the Society for Neuroscience showing that ACP-104, in addition to being active in animal models predictive of antipsychotic activity, has a superior profile in animal models of cognitive function when compared to clozapine and other antipsychotic agents.

Other Development Programs

•

ACADIA earned a milestone in one of its collaborative programs with Allergan following Allergan’s initiation of an exploratory clinical study with a small molecule drug candidate for the treatment of glaucoma.

•

ACADIA nominated ACP-106, a proprietary, selective 5-HT2A inverse agonist, as a clinical candidate. ACP-106 and other compounds from its serotonin program may enable ACADIA to more broadly pursue a range of CNS-related therapeutic indications.

Financing

•	ACADIA completed a follow-on public offering in April 2007, raising net proceeds of $96.1 million.

Business and Other

•

ACADIA reported today that it has extended the term of its March 2003 discovery collaboration with Allergan through March 2009. Joint research efforts will continue in the area of pain and may be expanded to include additional efforts in ophthalmology.

•

ACADIA appointed John J. Kaiser as Vice President, Strategic Marketing and Commercial Development in February 2008. Mr. Kaiser joins ACADIA from Eli Lilly & Co. where he held a variety of marketing and commercial management positions.

•	ACADIA held its inaugural Analyst and Investor Day in December 2007 featuring presentations on its advanced clinical programs as well as other discovery and development activities.

•	ACADIA was selected to be one of the inaugural companies in the NASDAQ NeuroInsights Neurotech Index, which was launched in September 2007.

Conference Call and Webcast Information

ACADIA management will review its fourth quarter results and development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-713-8563 for participants in the U.S. or Canada and 617-597-5311 for international callers (reference passcode 19968971). A telephone replay of the conference call may be accessed through March 19, 2008 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 33515453). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until March 19, 2008.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five mid-to-late stage clinical programs as well as a portfolio of preclinical and discovery assets directed at diseases with large unmet medical needs, including schizophrenia, Parkinson’s disease psychosis, sleep maintenance insomnia, and neuropathic pain. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress of and benefits to be derived from ACADIA’s drug discovery and development programs, including pimavanserin, ACP-104 and ACP-106, and from its collaborative efforts with Allergan; the timing or design of future clinical trials; the timing of announcements of results from clinical trials; and ACADIA’s strategy to establish a strategic partnership to develop and commercialize pimavanserin. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, and collaborations with others. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2006 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Collaborative revenues	$1,583	$1,773	$7,555	$8,133
Operating expenses
Research and development (includes stock-based compensation of $306, $449, $2,721 and $1,866, respectively)	17,278	12,788	57,942	49,398
General and administrative (includes stock-based compensation of $387, $371, $1,574 and $1,512, respectively)	3,010	2,536	12,267	11,349
Provision for loss from (settlement of) litigation	—	—	—	(3,560)

Total operating expenses	20,288	15,324	70,209	57,187

Loss from operations	(18,705)	(13,551)	(62,654)	(49,054)
Interest income (expense), net	1,667	1,100	6,264	3,955

Loss before change in accounting principle	(17,038)	(12,451)	(56,390)	(45,099)
Cumulative effect of change in accounting principle	—	—	—	51

Net loss	$(17,038)	$(12,451)	$(56,390)	$(45,048)

Net loss per common share, basic and diluted:
Before change in accounting principle	$(0.46)	$(0.42)	$(1.60)	$(1.61)
Cumulative effect of change in accounting principle	—	—	—	—

Net loss per common share, basic and diluted	$(0.46)	$(0.42)	$(1.60)	$(1.61)

Weighted average common shares outstanding, basic and diluted	36,989	29,869	35,211	27,923

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2007	December 31, 2006(1)
Assets
Cash, cash equivalents, and investment securities	$126,858	$83,255
Prepaid expenses, receivables and other current assets	4,395	2,528

Total current assets	131,253	85,783
Property and equipment, net	3,048	3,505
Other assets	283	256

Total assets	$134,584	$89,544

Liabilities and Stockholders’ Equity
Current liabilities	$19,287	$20,534
Long-term liabilities	1,363	1,851
Stockholders’ equity	113,934	67,159

Total liabilities and stockholders’ equity	$134,584	$89,544

(1)	The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.